EXHIBIT 10.2
May 21, 2019
Buffy White
Buffy,
We are pleased that you have agreed to relocate to our corporate headquarters located in Boca Raton, Florida. As an addendum to your original offer of employment dated September 30, 2016 & March 6, 2019, we are pleased to offer you the following relocation assistance as outlined below. Please review the relocation plan and confirm your acceptance by signing this letter, retaining a copy for your records and returning the signed original to me. You can contact me at 800-396-0689 if you have questions about this plan.
RELOCATION ASSISTANCE OUTLINE
Relocation Assistance: The Company will reimburse you for the costs of covered expenses related to your relocation, up to a maximum amount of$100,000.00 (upon receipt of written invoices from third-party vendors regarding the same) to be used for up to 3 trips for family regarding homes/schools, closing costs of current home, closing costs of new home, and moving company expense (the "Relocation Expenses"). If your total Relocation Expenses exceed $100,000, then you agree to be responsible for any additional amounts.
Reimbursement of costs:
If you are terminated for Cause (as defined below) or you elect to voluntarily terminate your employment with the Company within 365 days immediately following the signing of your relocation addendum, you agree to repay a pro rata portion to the Company of any Relocation Expenses paid to you or on your behalf within ninety (90) days of your termination date, unless otherwise agreed upon by you and the Company. You will indicate your acknowledgment of this repayment when signing this addendum letter.
Temporary housing:
The Company will pay for temporary housing expenses for up to twelve (12) months at a cost to the Company not to exceed $5,000.00 per month. The Company will pay invoices directly for such temporary executive housing. You agree to work with Colin McDonald, VP, Human Resources to assist you in securing temporary housing.
Termination:
Your employment with the Company will terminate on the following terms and conditions: (a) automatically on the earlier of your voluntary resignation from employment without Good Reason (as defined below) or the date of your death; (b) upon notice from the Company if you are unable to perform your duties hereunder for 120 days (whether or not continuous) during any period of 180 consecutive days by reason of physical or mental disability. The disability will be deemed to have occurred on the 120th day of your absence or lack of adequate performance; or (c) upon the Company sending you written notice terminating your employment hereunder for Cause (as defined below). Upon a termination of your employment pursuant to this paragraph, the Company's sole obligation to you will be to pay you the Accrued Amounts (as defined below).
Upon a termination of your employment by the Company or any of its affiliates without Cause (as defined below) or your resignation for Good Reason (as defined below), the Company's sole obligation to you will be to pay or provide to you (1) any unpaid Base Salary through the date of termination payable in accordance with the Company's regular payroll practices; (2) reimbursement for any unreimbursed business expenses incurred through the date of termination paid in the next payroll immediately following the date of termination; (3) payment for any accrued but unused vacation time in accordance with Company policy, payable within thirty (30) days following the termination of your employment; (4) all other applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant pursuant to the terms and conditions of such plans (collectively, the "Accrued Amounts") and (5) continued payments of the Base Salary in effect at the time of the termination in accordance with the Company's regular payroll practices for a period of twelve (12) months following the date of termination (the "Severance Payments").
Notwithstanding anything herein to the contrary, the Severance Payments will only be payable to you if within 60 days following the date of termination you execute and deliver to the Company a fully effective and irrevocable release of claims against the Company and related parties, which the Company will provide to you within 7 days following the date of termination.
Notwithstanding the foregoing, if you are or become eligible for severance benefits under the Company's Executive Severance Plan Amended and Restated as of May 28, 2010 (as in effect on the Effective Date, as thereafter amended, or any similar plan or arrangement adopted by the Company in replacement thereof, the "Executive Severance Plan") you will cease to be eligible for the Severance Payments described herein and the Company's sole obligation will be to pay you the amounts and provide you with the benefits provided in the Executive Severance Plan subject to the terms and conditions thereof.
"Cause" means (i) an act or acts of fraud or dishonesty by you which results in the personal enrichment of you or another person or entity at the expense of the Company; (ii) your pleading of guilty or nolo contendere to, or conviction of (x) any felony (other than third degree vehicular infractions), or (y) of any other crime or offense involving misuse or misappropriation of money or other property; (iii) your knowing, intentional and material breach of the Company's Code of Conduct for Senior Officers; or (iv) your gross negligence or willful misconduct with respect to your duties or gross misfeasance of office that results in material harm to the Company.
"Good Reason" means, if without your written consent, any of the following events occur that are not cured by the Company within 30 days after you have given the Company written notice specifying the occurrence of such Good Reason event, which notice must be given by you to the Company within 90 days after your becoming aware of the occurrence of the Good Reason event: (i) a material diminution in your then authority, duties or responsibilities or assignment of duties and responsibilities that are inconsistent with your status, title or position; (ii) a diminution in your base salary, sti target percentage or lti target percentage (iii) a relocation of your principal business location to a location more than 50 miles outside of Boca Raton, Florida; or (iv) any material breach of this Agreement by the Company. Your resignation hereunder for Good Reason will not occur later than 180 days following the initial date on which the event you claim constitutes Good Reason occurred. This offer letter constitutes the full and complete understanding of the parties with respect to the Severance Payments.
Change of Control Severance:
Upon signing a Participation Agreement, you will be entitled to participate in the Company's Executive Severance Agreement Amended and Restated as of May 28, 2010 pursuant to which you will be entitled to receive a 1-year payout and other benefits upon a change of control (pursuant to the terms and conditions in the Executive Severance Agreement).
All other terms and conditions of employment will remain unchanged as per your original offer letter of employment.
Sincerely,
/s/ Colin McDonald
Colin McDonald
VP, President, Human Resources

Acknowledgement: /s/ Buffy White

Buffy White